Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement on Form S-4 of Holly Corporation for the registration of 51,608,956 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements of Holly Corporation, and the effectiveness of internal control over financial reporting of Holly Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Dallas, Texas
April 27, 2011